Rally

What's Happening This Week

9|21



VR CRYPTO PUNK #8103 (NFT)

$559,800 — $9.33 PER SHARE

9|22



1989 NES WWF WRESTLEMANIA VIDEO GAME WATA 9.6 A+

$18,000 — $3.00 PER SHARE

9|23



JESSE OWENS' GOLD MEDAL EVENTS 1936 OLYMPICS TICKETS

$25,000 — $10.00 PER SHARE

9|23



2018 NATIONAL TREASURES #163 JOSH ALLEN JERSEY CARD

$36,000 — $3.00 PER SHARE

Only limited shares will be available to qualified investors on Rally Rd. Once the initial offerings are fully funded, all assets will be professionally stored, maintained, and insured on behalf of the investors. After a minimum 90-day lock up period, investors in these assets will be permitted to offer their shares for sale within the app through registered broker-dealers during regular Trading Windows, and new and existing investors can also place bids to acquire shares.

MONDAY, SEPTEMBER 20 • 9:30AM–4:00PM



2002 BMW Z8
$75.00 SHARE PRICE



MOSASAUR HALISAURUS ARAMBOURGI SKELETON
$5.05 SHARE PRICE



1991 MICHAEL JORDAN GAME WORN BULLS UNIFORM
$6.50 SHARE PRICE

TUESDAY, SEPTEMBER 21 • 9:30AM–4:00PM



2011 VOSNE-ROMANÉE AUX REIGNOTS, LIGER-BELAIR
$9.50 SHARE PRICE



1993 JAGUAR XJ220
$63.50 SHARE PRICE


AMAZING
SPIDER-MAN

1963 MARVEL AMAZING SPIDER-MAN #1
$40.65 SHARE PRICE

WEDNESDAY, SEPTEMBER 22 • 9:30AM–4:00PM



HERMÈS 30CM HIMALAYA BIRKIN
$60.00 SHARE PRICE



2003 UD EXQUISITE PATCHES KOBE BRYANT CARD
$12.50 SHARE PRICE


ON THE ROAD

1957 INSCRIBED COPY OF ON THE ROAD BY JACK KEROUAC
$7.05 SHARE PRICE

THURSDAY, SEPTEMBER 23 • 9:30AM–4:00PM



1969 FORD MUSTANG BOSS 302
$86.00 SHARE PRICE



1956 GAME-WORN TED WILLIAMS JERSEY
$40.50 SHARE PRICE


PUNCH-OUT!!

MIKE TYSON'S PUNCH-OUT!!
$6.00 SHARE PRICE

FRIDAY, SEPTEMBER 24 • 9:30AM–4:00PM



1943 DC COMICS SUPERMAN #21
$2.30 SHARE PRICE



HONUS WAGNER "T206" CARD
$100.00 SHARE PRICE



OMEGA SPEEDMASTER "SILVER SNOOPY"
$18.00 SHARE PRICE

In order to participate on the buy-side, you will need to maintain a cash balance that is at least the equivalent value of your intended investment, before the trading date. To make a transfer to your Rally cash balance, simply go to the portfolio panel on your phone or on the Rally for web, and select the "Banking" button. Note, transfers can take a few days to process depending on your bank.

We appreciate you taking the time to join us on our mission to democratize alternative asset investing, and we look forward to expanding the platform and opening additional Trading Windows. Need help funding your account or logging in? Drop us a note HERE or give us a call at (347) 952-8058.

LAUNCH THE APP

***Plus... available for a very limited time*:** Since 2016, the collector community has gathered each year to celebrate vintage car culture and future classics at The Bridge on the eastern tip of Long Island. This year, Rally in collaboration with Valve & Piston took the journey to Montauk with some friends, both old and new. The "24 Heures du Montauk" capsule collection was created for the event to celebrate the new collectors and the rallies of the past, with an homage to Monaco and the legends of the track.






® 24 HEURES DU MONTAUK
17 SEPTEMBRE 2021
PRÉSENTÉ PAR
RALLY ET VALVE & PISTON

BROWSE THE RALLY STORE

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Brokerage accounts and services related to trading of securities are provided to RSE Collection, LLC clients by **DriveWealth**, LLC, a SEC registered broker-dealer and member FINRA/SIPC. DriveWealth, LLC serves as the exclusive custodian for all securities issued by RSE Collection, LLC. You do have the right to opt out of the transfer of shares into a DriveWealth, LLC brokerage account by providing written notification to Rally at **hello@rallyrd.com**, with instructions as to where you would like your securities to be transferred. Please note that most brokers do not accept alternative assets, and that you will not be able to participate in Trading Windows in the Rally app, if you elect to opt out.